Exhibit 10.25

Mike DuBose www.vertisinc.com
TURN TO US	Chairman & Chief Executive Officer
250 West Pratt Street Suite 1800 Baltimore, MD 21201
D: 410.361.8367 F: 410.528.9287
mdubose@vertisinc.com

September 17, 2007

VIA HAND DELIVERY

John V. Howard

Dear John:

This letter (“Letter Agreement”) confirms our agreement concerning relocation of your principal employment location to Vertis, Inc.’s Boulder, Colorado office and the terms and conditions of your continued at-will employment hereafter pursuant to that certain employment agreement by and among Vertis Inc. (the “Company”), Vertis Holdings, Inc. (“Holdings”) and you, dated and effective as of August 31, 2003 (the “Employment Agreement”).

1.                Relocation of Principal Employment Location

Effective immediately, your principal employment location with the Company shall be the Company’s Boulder, Colorado office.  You agree to use all reasonable efforts to carry out your responsibilities faithfully and efficiently, which efforts are anticipated to include increased travel to support the needs of the Company and the expenditure of substantial time in the Baltimore, Maryland office or other location from time to time of the headquarters of the Company.

2.                Relocation of Principal Residence

You agree to begin immediately to relocate your principal residence to the metropolitan area of Boulder, Colorado which relocation is expected to be completed as soon as practicable.  You will be eligible to receive the assistance and benefits provided under the Company’s Employee Relocation (Executives) policy (Policy Number 407, Effective Date: January 1, 2007) (the “Relocation Policy”) subject to the terms and conditions set forth therein and the following revisions.  Notwithstanding the provisions of Section 18 of the Relocation Policy, if prior to November 1, 2009, you resign, take a leave of absence from which you do not return, or you are involuntarily terminated for cause (as defined in the Employment Agreement), all relocation payments will cease and you will be required to repay to the Company a percentage of all the expenses, including relocation allowances, relocation reimbursements, related taxes, payments and gross ups, (collectively, the “Relocation Expenses”) incurred by the Company for your relocation (the “Reimbursement Amount”) according to the following schedule:

Effective date of termination of employment	Percentage of Relocation Expenses to be repaid to the Company
On or before November 1, 2008	100%
After November 1, 2008 and before November 1, 2009	50%

You understand that a listing of all Relocation Expenses incurred by the Company on your behalf will be made available to you.  You agree to reimburse the Company for the Reimbursement Amount under the circumstances described in this Section 2 within one month of the effective date of your termination of employment and your receipt from the Company of an itemization of Relocation Expenses incurred.  In addition, to the extent that it becomes due under this Section 2, you authorize the Company to deduct the Reimbursement Amount, to the full extent permitted by law, from any salary, bonuses, vacation, severance pay and/or other forms of compensation otherwise due and payable to you by the Company upon your termination.  If you fail to make such timely reimbursement, you agree to reimburse the Company for all attorneys’ fees and costs incurred by the Company in enforcing your payment under this Letter Agreement.

3.                Offset of Relocation Expenses against Bonus Arrangements

In the event that you earn an incentive award under the Company’s Management Incentive Compensation Plan (“MICP”) for fiscal year 2007 or receive any retention or discretionary bonus in 2007 or 2008 related to your employment with the Company (other than an MICP incentive award earned for fiscal year 2008 performance or subsequent years) (the amount of any 2007 MICP incentive award, retention bonus and discretionary bonus, each, a “Bonus” and collectively, the “Bonuses”), the Bonuses will be offset by the amount of Relocation Expenses paid or payable by the Company (the “Bonus Offset”).  In calculating the amount of any Bonus Offset, the amount shall include, to the extent not previously included in a Bonus Offset, the aggregate Relocation Expenses incurred as of the date of the Bonus payment and reasonable estimates made in the Company’s discretion for anticipated future Relocation Expenses.  The Bonus Offset shall be disregarded for purposes of calculating the Applicable Bonus Amount under the Employment Agreement.  In contrast, in each instance under the Employment Agreement that provides for the payment of earned but unpaid annual bonuses, such provision shall not be construed to cause the payment of an amount that was included in the Bonus Offset.

4.                Waiver of Claims

In consideration of the Company’s agreement to relocate your employment to the Boulder, Colorado office at your request, you hereby forever waive all rights that you might otherwise have to assert the existence of Good Reason to terminate employment under the Employment Agreement with respect to (a) any of the provisions set forth above, including increased travel requirements and the Bonus Offset, (b) the change in reporting responsibility of Jim Foley directly to the Chief Executive Officer, and (c) the past reduction of your annual cash bonus opportunity from 75% to 50% of base salary.

5.                Miscellaneous

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws.  This Letter Agreement and the Relocation Policy are the full and final understanding between you and the Company regarding the relocation of your principal employment location and principal residence.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect.  You acknowledge that nothing in this Letter Agreement gives you any contractual or other rights to continued employment for any period of time and your employment with the Company remains at will at all times.  This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below. Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ Mike DuBose
Mike DuBose,
On behalf of Vertis, Inc. and
Vertis Holdings, Inc.

AGREED AND ACCEPTED:

/s/ John V. Howard Jr.
John V. Howard Jr.

Date:	September 17, 2007